COPY

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT (COLLECTIVELY WITH THIS WARRANT, THE "*SECURITIES*") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "*1933 ACT*") OR ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE 1933 ACT AND ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS, OR UPON DELIVERY TO THE ISSUER OF THE SECURITIES OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THE SECURITIES THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR SUCH OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS PURSUANT TO AVAILABLE EXEMPTIONS THEREFROM. THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS HEREOF.

WARRANT TO PURCHASE PREFERRED UNITS

Company:	**eFashion Solutions, LLC**
Number of Shares:	**65,168**
Class of Securities:	**Class A Preferred Units**
Initial Exercise Price:	**$3.3759 per share**
Issue Date:	**April 18, 2008**
Expiration Date:	**April 18, 2015**

THIS WARRANT CERTIFIES THAT, for value received, receipt of which is hereby acknowledged, **ORIX Venture Finance LLC** ("Holder") is entitled to purchase the number of fully paid and nonassessable units of the Class of Securities (the "Shares") of **eFashion Solutions, LLC** (the "Company") at the initial exercise price per Share (the "Warrant Price") set forth above, as constituted on the date hereof and as adjusted pursuant to the other terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant is being issued pursuant to a Loan and Security Agreement between the Company and Holder dated as of April 18, 2008 (the "Loan Agreement"). (Capitalized terms used herein, which are not defined, shall have the meanings set forth in the Loan Agreement.)

ARTICLE 1. SHARES; EXERCISE.

1.1 Number of Shares. The number of Shares for which this Warrant is exercisable shall initially be the number of Shares set forth above, but is subject to adjustment as provided in this Warrant.

1.2 Method of Exercise. Holder may exercise this Warrant by delivering (including a facsimile transmission followed within one business day by the original) to the Company at its principal office, each of: (a) a duly executed Notice of Exercise in substantially the form attached as **Appendix 1**, (b) this Warrant, (c) a counterpart signature page to, or other written agreement to be bound by, the Second Amended and Restated Operating Agreement of the Company (as the same may be amended in accordance with its terms from time to time, the "Operating Agreement"), in each case in form and substance reasonably satisfactory to the

Company, and (d) a certificate of the Holder reaffirming the representations and warranties set forth in Article 4 as of the date of exercise with respect to the Shares as to which the Warrant is then being exercised. Unless Holder is exercising the exercise right set forth in Section 1.3, Holder shall also deliver to the Company the aggregate Warrant Price for the Shares being purchased (i) by wire transfer or by check, or (ii) by notice of cancellation of indebtedness of the Company to Holder under the Loan Agreement, or (iii) a combination of (i) or (ii).

1.3 Cashless Exercise Right. In lieu of exercising this Warrant as specified in Section 1.2, the Holder may, from time to time, if the then fair market value of one Share is greater than the then-effective Warrant Price, in lieu of exercising this Warrant by payment of cash, exercise this Warrant on a cashless, net exercise basis, in whole or in part, for a number of Shares determined as follows:

$$X = \frac{Y(A-B)}{A}$$

Where:

X = the number of Shares to be issued to the Holder in connection with the relevant exercise.

Y = the number of Shares as to which this Warrant is then being exercised (which number may not exceed the number of Shares as to which this Warrant is then exercisable).

A = the fair market value of one Share (at the date of such calculation).

B = the Warrant Price (at the date of such calculation).

The fair market value of the Shares in connection with an exercise pursuant to this Section 1.3 shall be determined in accordance with Section 1.6 below.

1.4 Effective Date of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its exercise in accordance with the terms of this Warrant (including Section 1.2) and the delivery of the full amount of consideration payable in connection with the relevant exercise.

1.5 No Rights as Member. This Warrant does not entitle Holder to any voting rights or other interests or rights as a member of the Company prior to the exercise hereof. Upon exercise hereof as set forth herein, the Holder shall be deemed to be a member of the Company holding the number of Shares issued upon exercise of this Warrant.

1.6 Fair Market Value. If the Shares are traded on a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company's securities into which the Shares are convertible, if applicable) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded on a public market, the Board of Managers of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises

the Board of Managers in writing that Holder disagrees in good faith with such determination, then the Company and Holder shall promptly agree upon a nationally-recognized investment banking firm unaffiliated with either the Company or the Holder to undertake such valuation. If the Company and Holder are unable to agree on such investment banking firm, then the Holder shall select three nationally-recognized investment banking firms unaffiliated with either the Company or the Holder, and from those three firms the Company shall select one to undertake such valuation. If the valuation of such investment banking firm is more than 7% greater than that determined by the Board of Managers, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.7 Delivery of New Warrant. Promptly after Holder exercises this Warrant, the Company shall deliver to Holder evidence of the issuance and ownership of the Shares acquired (provided that such evidence shall be a certificate if the Shares issued by the Company are then represented by certificates) and, if this Warrant has not been fully exercised and has not expired, a new Warrant exercisable for the Shares not so acquired shall be delivered to Holder.

1.8 Replacement of Warrant. On receipt of an affidavit of an officer of the Holder of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.9 Acquisition of the Company. Upon the closing of an Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and/or property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and the subsequent closing of the Acquisition. The Warrant Price shall be adjusted accordingly, as appropriate. As used herein, "Acquisition" means any sale, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any consolidation, merger or similar reorganization of the Company in which the holders of the Company's voting securities before the Acquisition transaction (for such purpose treating all outstanding options and warrants to purchase voting securities of the Company (other than this Warrant) as having been exercised and treating all outstanding equity securities convertible into voting securities of the Company as having been converted) beneficially own less than 50% of the outstanding voting securities of the successor entity after the transaction. Notwithstanding anything to the contrary in the foregoing:

(a) a successor entity need not assume the obligations of this Warrant in the case of an Acquisition transaction involving any sale, exclusive license, or other disposition of all or substantially all of the assets of the Company where all or substantially all of the proceeds of the Acquisition transaction will be received by the Company directly, and (i) if the proceeds of the Acquisition are to be distributed to the members of the Company, reasonable provision is made by the Company so that upon the subsequent exercise of the unexercised portion of this Warrant the Holder will receive the portion of the proceeds from such Acquisition transaction that the Holder would have received had the then

unexercised portion of this Warrant been exercised in full immediately prior to the consummation of such transaction, or (ii) if the proceeds of the Acquisition are not to be distributed to the members of the Company, this Warrant will continue in effect unchanged with respect to the Company (and not the successor entity); and

(b) if the successor entity will be a wholly-owned subsidiary of another company, the parent company of the successor entity may, at its election, assume the obligations of this Warrant in place of the successor entity.

1.10 Cash Acquisition. Notwithstanding anything to the contrary in Section 1.9, in the event of an Acquisition in which the sole consideration payable in respect of the securities or other property issuable upon exercise of the unexercised portion of this Warrant is cash (in the same amount as would be payable had the unexercised portion of this Warrant been exercised for Shares immediately prior to such transaction), and such cash amount is to be distributed to or received by the Holder at the same time as cash proceeds from such transaction shall be distributed to or received by the members of the Company holding Shares, Holder agrees that, upon the written request of the Company, either (i) Holder shall exercise its remaining conversion or purchase right under this Warrant and such exercise will be deemed effective immediately upon the consummation of such Acquisition, or (ii) to the extent that the Holder elects not to exercise its remaining conversion or purchase right under this Warrant in full, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

1.11 Automatic Exercise Prior to Expiration. Except for a termination of this Warrant pursuant to Section 1.10, to the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the fair market value of one Share is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 1.3 above (even if not surrendered) immediately before its expiration date as set forth in this Warrant. For purposes of such automatic exercise, the fair market value of one Share upon such expiration shall be determined pursuant to Section 1.6 above. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 1.11, the Company agrees to promptly notify the holder hereof of the number of Shares, if any, the holder hereof is to receive by reason of such automatic exercise.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the Class of Securities payable in additional units of the same Class of Securities, or subdivides the outstanding Class of Securities into a greater amount of Class of Securities, then, without cost to the Holder, the number of Shares for which this Warrant is exercisable and the Warrant Price shall be adjusted accordingly, as determined in good faith by the Board of Managers of the Company.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise of this Warrant, Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and/or other property that Holder would have received for the Shares as to which this Warrant is then exercised as if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Class of Securities. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events. Notwithstanding anything to the contrary in this Warrant, if all then-outstanding units of the Class of Securities are converted into common units of the Company pursuant to the terms of the Operating Agreement, then this Warrant shall be exercisable instead for the number of common units which the number of Shares as to which this Warrant was exercisable immediately prior to such conversion would have been converted had the Shares as to which this Warrant was exercisable immediately prior to such conversion been issued and outstanding, and thereafter, all references to "Shares" in this Warrant shall be deemed to refer to such common units.

2.3 Adjustments for Combinations, Etc. If the outstanding units of the Class of Securities are combined or consolidated, by reclassification or otherwise, into a lesser number of units of the same Class of Securities, then the number of Shares for which this Warrant is exercisable and the Warrant Price shall be adjusted accordingly, as determined in good faith by the Board of Managers of the Company

2.4 No Impairment. The Company shall not, by amendment of its Certificate of Formation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional share interest by paying Holder a cash amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a) The initial Warrant Price hereunder is not greater than (i) the price per share at which units of the Class of Securities were last issued in an arm's length transaction in which at least $500,000 of such securities were sold, or (ii) the fair market value of the Shares as of the date of this Warrant.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, pursuant to the Operating Agreement or the Registration Rights Agreement, or under applicable federal and state securities laws. The Company shall, at all times, reserve a sufficient number of Shares and of securities issuable upon conversion of the Shares for issuance upon Holder's exercise of its rights hereunder and conversion of the Shares.

(c) The Capitalization Table attached hereto as Exhibit A is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common units, whether in cash, property, stock, or other securitie, but excluding distributions to permit members of the Company to pay taxes on income, gain or profit of the Company allocated to them; (b) to offer for subscription pro rata to the holders of the class of its securities which is the same class as the Shares, any additional securities of any class or series or other rights; (c) to effect any reclassification or recapitalization of its common units; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall give Holder (1) at least 15 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common units will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above (except as set forth in Section 1.10) at least 15 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common units will be entitled to exchange their common units for securities or other property deliverable upon the occurrence of such event)\.

3.3 Information Rights. So long as the initial Holder or any of its affiliates holds this Warrant, the Company shall deliver to such holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) annual financial statements, audited by independent certified public accountants, within 90 days after the end of each fiscal year of the Company, (c) a Company-prepared unaudited quarterly financial statement of the Company, within forty-five (45) days after the end of each fiscal quarter of the Company, and (d) a Company-prepared unaudited monthly financial statement of the Company, within thirty (30) days after the end of each month.

3.4 Registration Under 1933 Act. The Company agrees that with respect to the common securities of the Company into which the Shares are convertible, the Holder shall have the right to include such common securities in registrations initiated pursuant to Sections 1.2 and 1.3 of the Company's Registration Rights Agreement, dated as of June 29, 2006, as the same may be amended in accordance with its terms from time to time ("Registration Rights Agreement"), as if the Holder were a "Holder" and such common securities were "Registrable Securities" for the purposes of such provisions. Such registration rights shall be contingent upon the Holder executing and delivering to the Company and the other parties thereto a written agreement to be bound by the Registration Rights Agreement.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. Except for transfers to Holder's affiliates permitted hereby, this Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder's account, not as a nominee or agent, and not with a view to the resale or distribution within the meaning of the 1933 Act, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3 Investment Experience. The Holder: (i) has experience as, and is, a sophisticated investor in securities and acknowledges that the Holder is able to fend for itself, can bear the economic risk of the Holder's investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status; No Reliance. The Holder is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act. With respect to tax and other legal and economic considerations involved in the acquisition and exercise of the Warrant, and the ownership of the securities for which the Warrant is exercisable, the Holder has not relied and is not relying on the Company or any agent or representative thereof.

4.5 Certain Transfer Restrictions. The Holder acknowledges that the transfer, sale, pledge and encumbrance of the Warrant and the Shares are restricted pursuant to the terms of the

Warrant, the Operating Agreement and the Registration Rights Agreement. The Holder understands that the Warrant and the Shares (and the securities of the Company issuable upon conversion of the Shares) have not been registered under the 1933 Act or any other applicable federal or state securities laws on the basis that no distribution or public offering of the securities of the Company is to be effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring such securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder recognizes that the Warrant and the Shares must be held indefinitely unless they are subsequently registered under the 1933 Act and any other applicable federal or state securities laws or exemptions from such registration requirements are available. The Holder is aware that neither the Warrant nor the Shares may be sold pursuant to Rule 144 adopted under the 1933 Act unless certain conditions are met, including, among other things, the existence of a public market for the Shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of Shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

4.6 Disposition of Warrant and Shares. The Holder further agrees not to make any disposition of all or any part of the Warrant or Shares in any event unless and until: (a) the Company shall have received a letter secured by the Holder from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition; (b) there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or (c) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, from counsel to the Holder to the effect that such disposition will not require registration of such Warrant or Shares under the 1933 Act or any other applicable federal or state securities laws. This Warrant may not be transferred or assigned in whole or in part to a person or entity that offers products or services competitive in any material respect with the products or services offered by the Company without the prior written consent of the Company.

ARTICLE 5. MISCELLANEOUS

5.1 Term. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

5.2 Legends. The Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend substantially to the following effect:

> THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER APPLICABLE

STATE SECURITIES LAWS (THE "STATE ACTS"), AND MAY BE OFFERED OR SOLD BY A PURCHASER OF THE LIMITED LIABILITY COMPANY INTERESTS ONLY (1) UPON REGISTRATION OF THE LIMITED LIABILITY COMPANY INTERESTS UNDER THE 1933 ACT AND THE STATE ACTS OR PURSUANT TO AN EXEMPTION THEREFROM, AND (2) AFTER COMPLIANCE WITH ALL RESTRICTIONS ON TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS IMPOSED BY THIS AGREEMENT, INCLUDING (WITHOUT LIMITATION) THE PROVISIONS OF ARTICLE X.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee and compliance with Section 4.6.

5.4 Transfer Procedure. Subject to the provisions of Sections 4.6, 5.2 and 5.3, Holder may transfer all or part of this Warrant by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

5.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally, delivered by courier (signature required) or by facsimile (with confirmation of receipt), or mailed by first-class registered or certified mail, postage prepaid, to such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time.

5.6 Waiver; Amendment. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Issue Tax. The issuance of the securities subject to this Warrant shall be made without charge to the Holder for any issue tax (other than applicable income taxes) in respect thereof.

5.8 Attorneys' Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs reasonably incurred in such dispute, including reasonable attorneys' fees.

5.9 Governing Law. This Warrant and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of Holder and Company shall be governed by, and construed in accordance with the internal laws (and not the conflict of laws rules) of the State of New York.

5.10 Preferred Yield. The Holder acknowledges and agrees that no Preferred Yield (as defined in the Operating Agreement) shall be deemed to accrue with respect to any Share issuable upon exercise of this Warrant unless and until such Share is issued upon exercise of the Warrant, and Preferred Yield accruing on such issued Share shall be measured only from the date such Share is first issued. Holder waives and releases any and all rights or claims for Preferred Yield pursuant to the Operating Agreement except as expressly provided in the immediately preceding sentence.

[Signatures On Next Page]

Form Version: 4
Document Version: 4

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by their duly authorized representatives as of the date first written above.

Company:

eFashion Solutions, LLC

By______________________________
Title CEO

Holder:

ORIX Venture Finance LLC

By______________________________
Kevin P. Sheehan,
President and CEO

Company:

eFashion Solutions, LLC

By____________________________
Title__________________________

Holder:

ORIX Venture Finance LLC

By [signature]
Kevin P. Sheehan,
President and CEO

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects:

[___] to purchase _______ Shares pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

[___]to exercise the attached Warrant for Shares in the manner specified in Section 1.3 of the Warrant. This exercise is exercised with respect to ____________________ of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

____

____

____

3. The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

____
Date

Exhibit A

Capitalization Table

CAPITALIZATION TABLE – eFashion Solutions, LLC

	No. Common Units	No. Pref'd Units	% Common Units Fully-Diluted	Warrants
Jennifer Silano Foy	2,277,166	-	14.9%	-
Edward Foy, Jr.	2,277,166	-	14.9%	-
Timothy Smith	455,297	-	3.0%	-
Steve Silano	836,398	-	5.5%	-
Joseph Purritano	607,062	-	4.0%	-
Bernard Brennan	592,656	148,108	4.8%	37,027
Chris Crockett	27,472	14,810	0.3%	3,702
Seacoast Holdings (eFashion), Inc.	1,184,865	342,373	10.0%	85,593
ABS V		4,026,463	26.3%	

	-			1,006,615
ABS V-A	-	109,197	0.7%	27,299
ABS Holdings	-	307,598	2.0%	76,899
Piper Jaffray	-	148,108	1.0%	37,027
Brad Stewart	-	7,405	0.0%	1,851
Bob Petoia	-	7,405	0.0%	1,851
Olafson Trust	-	29,621	0.2%	7,405
(Common Issued) SUBTOTAL 1	**8,258,082**	**5,141,088**	**87.7%**	**1,285,269**

Liquidity Grants		
Keith Foy	770,000	5.0%
Undesignated liquidity grant	200,000	1.3%
Undesignated liquidity grant	330,000	2.2%
Total Liquidity Grants	**1,300,000**	**8.5%**
Option Pool	582,798	3.8%
Grants		
Lori Schafer	152,819	1.0%
Joe Puritano	200,000	1.3%
Total Grants	**352,819**	2.3%
Undesignated Options	229,979	1.5%
Total Option Pool	**582,798**	**3.8%**
(Total Equity Comp) SUBTOTAL 2	**1,882,798**	**12.3%**
(Pref Converted) SUBTOTAL 3	**5,141,088**	
TOTAL	**15,281,968**	**100.0%**